Exhibit 5.2
September 19, 2008
LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City, Jiangxi Province 338032
People’s Republic of China
Ladies and Gentlemen:
     We have acted as special U.S. counsel to LDK Solar Co., Ltd., a company organized under the laws of the Cayman Islands (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issue and sale by the Company of (a) ordinary shares of the Company, par value $0.10 each (the “Ordinary Shares”), (b) one or more series of debt securities (the “Debt Securities”), and (c) any combination of the foregoing. The Debt Securities will be issued pursuant to an indenture by and among the Company, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), in the form most recently filed as an exhibit to the Registration Statement (as defined herein), as such indenture may be supplemented from time to time (the “Indenture”). Any Debt Securities may be exchangeable for and/or convertible into Ordinary Shares or into other securities. The Ordinary Shares and Debt Securities are herein collectively called the “Securities.” This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to possible issuances of Debt Securities.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York (which the Indenture specifies as the governing law thereof), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agency within any jurisdiction.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Company and qualified under the Trust Indenture Act of 1939, as amended, and when the specific terms of any particular series of Debt Securities have been duly established in accordance with the Indenture and applicable law and authorized by all necessary corporate action of the Company (including, without limitation, by the adoption by the board of directors of the Company of resolutions duly authorizing the issuance and delivery of such Debt Securities and the Securities that such Debt Securities may be exchangeable for and/or convertible into), and when any such Debt Securities have been duly executed and issued by the Company, duly authenticated by the Trustee

September 19, 2008

and duly delivered by or on behalf of the Company against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement and/or the related prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses set forth in Section 4.4 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (n) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that each of the Debt Securities and the Indenture will be duly authorized, executed and delivered by the parties thereto, (b) that each of the Debt Securities and the Indenture will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (c) that the status of each of the Debt Securities and the Indenture as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
     This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Legal Matters.” In giving such

September 19, 2008

consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ SIDLEY AUSTIN LLP